Independent Auditors' Consent

The Board of Directors
First Focus Funds, Inc.:

We consent to the use of our report dated May 13, 2003, incorporated herein by reference, for the First Focus Funds, Inc. comprising the Short/Intermediate Bond, Bond, Income, Nebraska Tax-Free, Colorado Tax-Free, Balanced, Core Equity, Growth Opportunities, Small Company, and International Equity Funds as of March 31, 2003, and to the references to our firm under the headings "First Focus FundsSM Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information in the Registration Statement.

/s/ KPMG LLP

Omaha, Nebraska
July 28, 2003